EXHIBIT 4.1

           SUPPLEMENTAL INDENTURE NO. 2 DATED AS OF FEBRUARY 23, 1998 (Supplementing the Supplemental Indenture dated as of July 9, 1997)

                                 by and between

                     HEALTH AND RETIREMENT PROPERTIES TRUST

                                       and

                       STATE STREET BANK AND TRUST COMPANY









                     HEALTH AND RETIREMENT PROPERTIES TRUST
                     Remarketed Reset Notes due July 9, 2007


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         This SUPPLEMENTAL  INDENTURE NO. 2 (this "Supplement") made and entered into as of February 23, 1998 between HEALTH AND RETIREMENT PROPERTIES TRUST, a Maryland real estate investment trust (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as Trustee (the "Trustee").

                                WITNESSETH THAT:

         WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of July 9, 1997 (the "Indenture"), relating to the Company's issuance, from time to time, of various series of debt securities; and

         WHEREAS, the Company and the Trustee have executed and delivered a Supplemental Indenture, dated as of July 9, 1997 (the "Supplemental Indenture No. 1") to the Indenture pursuant to which the Company has issued a series (the "Series") of debt securities known as the Company's "$200,000,000 Remarketed Reset Notes due July 9, 2007" (the "Reset Notes"); and

         WHEREAS, the Company has determined to issue an additional $50,000,000 of Reset Notes pursuant to the Indenture and Supplemental Indenture No. 1, and proposes to supplement Supplemental Indenture No. 1 to provide for such issuance; and

         NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

                                    ARTICLE 1

                                   SUPPLEMENT

         Pursuant to Section 301 of the Indenture, the Series is hereby reopened to increase the maximum principal amount thereof by $50,000,000 to $250,000,000. Henceforth the Series shall be known as the Company's Remarketed Reset Notes due July 9, 2007.

                                    ARTICLE 2

                                  EFFECTIVENESS

         This Supplement shall be effective for all purposes as of the date and time this Supplement has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Indenture. As supplemented hereby, Supplemental Indenture No. 1 is hereby confirmed as being in full force and effect.

                                    ARTICLE 3

                                  MISCELLANEOUS

         Section 3.1 In the event any provision of this Supplement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

         Section 3.2 This Supplement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

         Section 3.3 This Supplement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.




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                  IN WITNESS  WHEREOF,  the Company and the Trustee  have caused this Supplement to be executed as an instrument under seal in their respective corporate names and attested by their duly authorized officers, all as of the date first above written.

                                   HEALTH AND RETIREMENT PROPERTIES TRUST



                                   By: /s/ Ajay Saini
                                      Ajay Saini
                                      Treasurer
:
                                   STATE STREET BANK AND TRUST COMPANY,
                                   as Trustee


                                   By: /s/
                                      Name:
                                     Title:


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